Exhibit 10.3

PUBLIC HEALTH SERVICE

PATENT LICENSE AGREEMENT—NONEXCLUSIVE

COVER PAGE

For PHS internal use only:

Patent License Number:      L-024-2006/0

Serial Number(s) of Licensed Patent(s) and/or Patent Application(s):

E-173-1992

“CONVECTION-ENHANCED DRUG DELIVERY” U.S. Patent No. 5,720,720.

Licensee:

NeoPharm, Inc.

Cooperative Research and Development Agreement (CRADA) Number (if applicable):

N/A

Additional Remarks:

Public Benefit(s):

Treatment of Glioblastoma Multiform

This Patent License Agreement, hereinafter referred to as the “Agreement”, consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) and/or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D. (Modifications), Appendix E (Benchmarks), and Appendix F (Commercial Development Plan). The Parties to this Agreement are:

1)             The National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), or the Food and Drug Administration (“FDA”), hereinafter singly or collectively referred to as “PHS”, agencies of the United States Public Health Service within the Department of Health and Human Services (“DHHS”); and

2)             The person, corporation, or institution identified above and/or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as “Licensee”.

PHS and License agree as follows:

1.           BACKGROUND

1.01         In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

1.02         By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

1.03         The Secretary of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions.

1.04         PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.05         Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, and/or marketable products for public use and benefit.

2.             DEFINITIONS

2.01         “Benchmarks” mean the performance milestones that are set forth in Appendix E.

2.02         “Commercial Development Plan” means the written commercialization plan attached as Appendix F.

2.03         “First Commercial Sale” means the initial transfer, by or on behalf of Licensee of Drug for administration or recommendation of administration using the Licensed Process in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.04         “Government” means the Government of the United States of America.

2.05         “Licensed Fields of Use” means the fields of use identified in Appendix B.

2.06         “Licensed Patent Rights” shall mean:

a)            Patent applications (including provisional patent applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

b)            to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;

c)            to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A.

Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

2.07         “Licensed Process(es)” means processes which, in the course of being practiced would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.08         “Drug” means a pharmaceutical or pharmaceutical composition, including 1L13-PE38QQR, for treating gliomas delivered or recommended to be delivered using the Licensed Process.

2.09        “Licensed Territory” means the geographical area identified in Appendix B.

2.10         “Net Sales” means the total gross receipts for sales of Drug administered or recommended for administration using the Licensed Process for the treatment of gliomas by or on behalf of Licensee and from making Drug available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for the cost of collections.

2.11         “Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

3.             GRANT OF RIGHTS

3.01         PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, a nonexclusive license under the Licensed Patent Rights in the Licensed Territory to use and have used or practice and have practiced the Licensed Process and to sell and have sold, to offer to sell, and to import Drug to be administered or recommended for administration using the Licensed Process in the Licensed Fields of Use.

3.02         This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

4.             SUBLICENSING

4.01         Licensee does not have the right to sublicense the Licensed Patent Rights granted under this Agreement.

5.             STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.01         Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Drug for PHS research use upon request or as otherwise agreed to under a Cooperative Research and Development Agreement.

5.02         Licensee agrees that products used or sold in the United States embodying Drug or administered or recommended for administration using the Licensed Process(es) shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

6.             ROYALTIES AND REIMBURSEMENT

6.01         Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective.

6.02         Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C.

6.03         Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

6.04         Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

6.05         A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that a) the application has been abandoned and not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.06         No multiple royalties shall be payable because any Licensed Process(es) are covered by more than one of the Licensed Patent Rights.

6.07         On sales of Drug administered or recommended for administration using a Licensed Process by Licensee made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

7.             PATENT FILING, PROSECUTION, AND MAINTENANCE

7.01         PHS agrees to take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights.

8.             RECORD KEEPING

8.01         Licensee agrees to keep accurate and correct records of Drug made, used, sold, or imported administered or recommended for administration using the Licensed Process(es) under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.07 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

8.02         Licensee agrees to have an audit of sales and royalties conducted by an independent auditor at least every two (2) years if annual sales of the Drug administered or recommended for administration using the Licensed Process, are over two (2) million dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the Government, the amount of royalty funds owed to the Government under this Agreement, and whether the royalty amount owed has been paid to the Government and is reflected in the records of the Licensee. The audit shall also indicate the PHS license number, product, and the time period being audited. A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion. Licensee shall pay for the entire cost of the audit.

9.             REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.01         Prior to signing this Agreement, Licensee has provided to PHS the Commercial Development Plan at Appendix F, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix E.

9.02         Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee’s performance under this Agreement. Licensee may amend the Benchmarks at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Process to the point of Practical Application.

9.03         Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix E and the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrences.

9.04         Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Drug sold administered or recommended for administration using the Licensed Process(es) practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net

Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

9.05         Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to “NIH/Patent Licensing.” All such payments shall be sent to the following address: NIH, P.O. Box 360120, Pittsburgh, PA 15251-6120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.04 of this Agreement shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

9.06         Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments.

9.07         Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

9.08         All plans and reports required by this Article 9 and marked “confidential” by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C. §552 shall be subject to the predisclosure notification requirements of 45 CFR Part 5.65(d).

10.           PERFORMANCE

10.1         Licensee shall use its Commercially Reasonable Efforts to bring the Licensed Process to Practical Application. “Commercially Reasonable Efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan at Appendix F and performance of the Benchmarks at Appendix E.

10.2         Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its Commercially Reasonable Efforts to make Drug administered or recommended for administration using the Licensed Process(es) reasonably accessible to the United States public.

11.           INFRINGEMENT AND PATENT ENFORCEMENT

11.01      PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

11.02      In the event that a declaratory judgment action alleging invalidity of any of the Licensed Patent Rights shall be brought against PHS, PHS agrees to notify Licensee that an action alleging invalidity has been brought. PHS does not represent that it shall commence legal action to defend against a declaratory action alleging invalidity. Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees, which the Government incurs as a result of such motion or other action. Upon Licensee’s payment of all costs incurred by the Government as a result of Licensee’s joinder motion or other action, these actions by Licensee shall not be considered a default in the performance of any material obligation under this Agreement.

12.           NEGATION OF WARRANTIES AND INDEMNIFICATION

12.01       PHS offers no warranties other than those specified in Article 1.

12.02      PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.03      PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.04      PHS does not represent that it shall commence legal actions against third parties infringing the Licensed Patent Rights.

12.05      Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of Licensee, its directors, employees, or third parties of any Licensed Patent Rights; or b) the design, manufacture, distribution, or use of any Drug, Licensed Process(es) or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.           TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.01       This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.02       In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Paragraph 13.05, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

13.03       In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee’s receipt of written notice.

13.04       Licensee shall have a unilateral right to terminate this Agreement in any country or territory by giving PHS sixty (60) days written notice to that effect.

13.05       PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee: 1) is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS’s satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Drug or Licensed
Process(es); 2) has not achieved the Benchmarks as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license Agreement; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping Drug or Licensed Process(es) reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PHS shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS’s concerns as to the previous items 1) to 7). If Licensee fails to alleviate PHS’s concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS’s satisfaction, PHS may terminate this Agreement.

13.06       PHS reserves the right according to 35 U.S.C. §209(f)(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

13.07       Within thirty (30) days of receipt of written notice of PHS’s unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR Part 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.08       Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid, shall become immediately due and payable upon termination or expiration.

14.           GENERAL PROVISIONS

14.01       Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any such term or condition by Licensee.

14.02       This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement with the exception of License Amendment
L-226-1996/1.

14.03       The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.04

If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification shall be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.05	The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.06

All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

14.07

This Agreement shall not be assigned by Licensee except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee, and Licensee shall pay PHS, as an additional royalty, one percent (1%) of the fair market value of any consideration received for any assignment of this Agreement within thirty (30) days of such assignment.

14.08

Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and DHHS regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

14.09

Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

14.10

Licensee agrees to mark the Drug or its package inserts sold in the United States with all applicable U.S. patent numbers associated with the administration of Drug using the Licensed Process. All Drugs manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

14.11

By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee.

                Additionally, Licensee shall not use the names of NIH, CDC, PHS, or DHHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

14.12       The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. Licensee agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

14.13       Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14       Paragraphs 8.01, 9.06-9.08, 12.01-12.05, 13.07, 13.08, and 14.12 of this Agreement shall survive termination of this Agreement.

SIGNATURES BEGIN ON NEXT PAGE

PHS PATENT LICENSE AGREEMENT—NONEXCLUSIVE

SIGNATURE PAGE

For PHS:

/s/ Steven M. Ferguson	2/27/06
Steven M. Ferguson	Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804 U.S.A.

For Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate):

by:
/s/ Guillermo A. Herrera	5/30/06
Signature of Authorized Official	Date

Guillermo A. Herrera
Printed Name

President & CEO
Title

Official and Mailing Address for Notices:

NeoPharm, Inc.
150 Field Drive
Suite 195
Lake Forest, IL 60045

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) and/or imprisonment).

APPENDIX A—Patent(s) or Patent Application(s)

Patent(s) or Patent Application(s):

U.S. Patent 5,720,720 “Convection-Enhanced Drug Delivery”

APPENDIX B—Licensed Fields of Use and Territory

Licensed Fields of Use:

Nonexclusive for using the Licensed Process to administer Drug to treat gliomas.

Licensed Territory:

The United States of America including its Territories, Commonwealths and Possessions.

APPENDIX C—Royalties

Issue Royalty:

Licensee agrees to pay PHS a noncreditable, nonrefundable license issue royalty in the amount of Five Thousand U.S. Dollars (USD $5,000).

Minimum Annual Royalty:

Beginning January 1, 2007, Licensee agrees to pay PHS a nonrefundable minimum annual royalty of Two Thousand U.S. Dollars (USD $2,000), which Licensee may credit against the earned royalties due in that year.

Earned Royalty:

Licensee will pay PHS earned royalties as follows:

One Half of One Percent (0.5%) on aggregate Net Sales of up to and including One Hundred Million U.S. Dollars (USD$ 100,000,000) of Drug therapeutics or kits containing Drug labeled with the recommendation that Drug be administered using the Licensed Process.

and

One Percent (1%) on aggregate Net Sales of over One Hundred Million U.S. Dollars (USD$100,000,000), of Drug therapeutics or kits containing Drug labeled with the recommendation that the Drug be administered using the Licensed Process.

Benchmark Royalties:

Licensee agrees to pay PHS a benchmark royalty of Twenty Thousand U.S. Dollars (USD $20,000) within thirty (30) days of receiving U.S. Food and Drug Administration approval of using the Licensed Process for administering Drug in the treatment of gliomas.

APPENDIX D—Modifications

PHS and Licensee agree to the following modifications to the Articles and Paragraphs of this Agreement:

N/A

APPENDIX E—Benchmarks and Performance

Licensee agrees to the following Benchmarks for its performance under this Agreement and, within thirty (30) days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

•      By September 30, 2006, Licensee will submit an application for approval by the U.S. Food and Drug Administration of the use of Convection Enhanced Drug Delivery for administering Drug in the treatment of gliomas.

•      By April 30,2007, Licensee will achieve a First Commercial Sale of a Drug therapeutic for treating gliomas using Convection Enhanced Drug Delivery.

APPENDIX F—Commercial Development Plan

NeoPharm, Inc. (NASDAQ: NEOL) is a 121 person publicly traded biotechnology company focusing on the research, development and commercialization of cancer therapeutics. For R&D expenses, NeoPharm committed approximately $28M in 2002 and $35M in 2003. Since all NeoPharm drug candidates are in the developmental stage, the budget does not account for production, sales and/or marketing in cancer therapeutics. However, NeoPharm has successfully commercialized NeoPhectinTM (in vitro application) and NeoPhectin-AT™ (in vivo application) as delivery vehicles for nucleic acids. NeoPharm has commercial distributors for both of these products.

As of September 30, 2004, NeoPharm has $75.7M in cash and cash equivalents in resources. Additionally, NeoPharm holds a per share price of $11.92, as of stock market close November 29, 2004, with an average volume of three million shares.

NeoPharm possesses unique capabilities in the technology of Convection Enhanced Delivery (CED). First, NeoPharm has experience in applying CED to one of its products IL13-PE38QQR, a tumor targeting molecule for the treatment of Glioblastoma Multiform. Currently, a pivotal Phase III clinical trial is being conducted with IL13-PE38QQR using CED (PRECISE Trial, www.precisetrial.com).

NeoPharm’s drug portfolio also includes three drug products based on NeoLipid™ liposome-based drug delivery technology. At present, these drug products are in Phase I/II development for various types of cancer.

PHS granted NeoPharm the following two exclusive licenses:

1.             License Agreement L-226-96 granted NeoPharm the exclusive right to use the chimeric molecule hlLI3PE38QQR or cphIL13-PE38QQR for the treatment of cancer; and

2.             License Agreement Number L-162-02 granted NeoPharm. the exclusive right to transfect cancer cells with the IL-13 Receptor-alpha-2 chain in order to sensitize such cells to the therapeutic effects of the IL13 Receptor-targeted immunoconjugates, hlL-13-PE38QQR or cph IL-I 3-PE38QQR.

At present, NeoPharm intends to develop and commercialize 1L13-PE38QQR with CED technology. For clinical trials, NeoPharm utilizes CED technology as part of its protocol for continuous direct infusion of IL13-PE38QQR into the post-resection brain cavity.

Currently, IL13-PE38QQR is in Phase III development (PRECISE Trial, www.precisetrial.com). The purpose of this trial is to determine whether the overall survival duration, safety and quality of life are improved for patients treated with IL13-PE38QQR as compared to patients treated with the GLIADEL® Wafer. This comparison includes patients who experienced a first recurrence of Glioblasoma Multiforme and who opted for surgical tumor removal as treatment. For this trial, patients are randomized in a ratio of 2:1 to receive either IL13-PE38QQR via CED or the GLIADEL® Wafer. Overall, enrollment will total 300 patients in centers located in North America, Europe and the Middle East. Thus far,

a number of renowned brain tumor treatment centers and recognized investigators have agreed to participate in the PRECISE Trial and a total of 92 patients have been enrolled to date.

In addition, IL13-PE38QQR will receive an expedited review process. In Europe and the U.S., IL13-PEQQR has received orphan drug designation. Furthermore, the FDA granted fast track review of IL13-PE38QQR and selected IL13-PE39QQR to participate in the Continuous Marketing Application Pilot 2 Program.

Market Analysis

The market segment for IL13-PE38QQR is directed to patients with malignant gliomas. According to the National Brain Tumor Foundation, about half of all primary brain tumors and about one-fifth of all primary spinal cord tumors are gliomas. Overall, the number of patients diagnosed with brain and other nervous system-related cancer is growing every year; according to the American Cancer Society, in 2003 there were an estimated 18,300 new cases and will be an estimated 100 more cases in 2004.

For this market segment, the most widely used drugs include Guilford Pharmaceuticals’ GLIADEL®.Wafer and Schering-Plough’s Temodar. GLIADEL® extends the median survival by six weeks whereas Temodar, used off-label to treat newly diagnosed patients, extends the survival rate by eight weeks. The preliminary results for 1L13-PE38QQR, however, have shown the most promising results with a 50% improvement in survival (42 weeks with IL13-PE38QQR versus 28 weeks with GLIADEL®).

For present and future brain cancer patients, enabling NeoPharm to develop IL-13PE38QQR will greatly serve both the Federal and public interests. NeoPharm possesses an exclusive license for IL13-PE38QQR, a non-exclusive license for CED technology will allow NeoPharm to attract more investments and thereby expedite the process for developing and commercializing this product. As an essential part of the IL13-PE38QQR protocol, CED technology plays an important role in effective delivery. This technology allows the direct, slow and continuous infusion of IL13-PE38QQR over several days to the target area.